Exhibit 99.1

Professional Diversity Network, Inc. Announces Financial Results for the Quarter Ended September 30, 2021

Chicago, IL, November 15, 2021 (GLOBE NEWSWIRE) — Professional Diversity Network, Inc. (NASDAQ:IPDN), (“IPDN” or the “Company”), a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse individuals, today announced its financial results for the quarter ended September 30, 2021.

“Our PDN Network continues to show stability with its third consecutive strong quarter of fiscal 2021. We believe that there is still room for additional corporate and political awareness in terms of greater investment in diversity recruitment and inclusion initiatives, and in turn society as a whole, which continue to benefit the Company. We remain committed to strengthening the financial position of the Company through investing in our operating segments to drive organic growth, synergetic acquisitions, as evident by acquisition of RemoteMore USA, and timely equity transactions, as evident by the multiple common stock transactions the Company entered into in the quarter.” said Adam He, CEO of Professional Diversity Network, Inc.

Third Quarter Financial Highlights:

●	Total consolidated revenues for the 3 months ended September 30, 2021, increased approximately $0.4 million or 29 percent as compared to the same period in the prior year. PDN Network segment revenues increased $0.4 million or 45 percent compared to revenues during the same period in the prior year. The increase in PDN Network segment revenues was attributable to continued new client acquisitions and continued growth in our recruitment business as political and corporate diversity and inclusion efforts remain a focus in today’s society. Revenues for the three months ended September 30, 2021 from Other revenues, which include the NAPW segment and to a lesser extent RemoteMore USA, decreased less than approximately $0.1 million as compared to the same period in the prior year. The decrease in revenues was primarily due to a decrease in legacy membership retention rates and the continued effects of COVID-19 as new members are increasing as the economy allows for increased discretionary spending. Revenues for RemoteMore USA during the period were immaterial and there were no revenues in the comparable period.

●	Basic and diluted net loss per share improved by $0.06, from a net loss per share of $0.07 during the three months ended September 30, 2020, as compared to a net loss per share of $0.01 during the three months ended September 30, 2021.

●	As of September 30, 2021, cash balances were $4.1 million. The Company raised gross proceeds of approximately $3.5 million from the issuance of common stock during the three months ended September 30, 2021. The Company raised gross proceeds of approximately $1.8 million from the issuance of common stock during the three months ended September 30, 2020.

●

The largest shareholder of the Company, CFL, entered into two stock transfer agreements with the Company and an existing shareholder to purchase 1,700,504 shares of its common stock. On September 22, 2021 and October 30, 2021. CFL beneficially holds shares of the Company’s outstanding Common Stock equal to approximately 32% upon closing of both transactions.

Financial Results for the Three Months Ended September 30, 2021

Revenues

Total revenues for the three months ended September 30, 2021 increased approximately $378,000, or 29 percent to approximately $1,683,000 from approximately $1,305,000 during the same period in the prior year. The increase was predominately attributable to an approximate $438,000 increase in recruitment services revenues in the current period, partially offset by an approximate $79,000 decrease in legacy membership fees and related services revenues, as compared to the same period in the prior year.

During the three months ended September 30, 2021, our PDN Network generated approximately $1,368,000 in revenues compared to approximately $930,000 in revenues during the three months ended September 30, 2020, an increase of approximately $438,000 or 47 percent. The increase in PDN Network segment revenues was attributable to continued new client acquisitions and continued growth in our recruitment business as political and corporate diversity and inclusion efforts remain a focus in today’s society.

During the three months ended September 30, 2021, Other revenues were approximately $258,000, compared to revenues of approximately $319,000 during the same period in the prior year, a decrease of approximately $61,000 or 19 percent. The decrease in revenues was primarily due to a decrease in legacy membership retention rates and the continued effects of COVID-19 as new members are increasing as the economy allows for increased discretionary spending. Revenues for RemoteMore USA during the period were immaterial and there were no revenues in the comparable period.

Costs and Expenses

Cost of revenues during the three months ended September 30, 2021 was approximately $347,000, an increase of approximately $141,000 or 68 percent from approximately $206,000 during the same period of the prior year, as a result of increased revenues.

General and administrative expenses decreased by approximately $689,000, or 44 percent, to approximately $873,000 during the three months ended September 30, 2021, as compared to the same period in the prior year. The decrease, as compared to the same period in the prior year, was primarily a result of reductions in professional services charges of approximately $645,000 payroll related costs of approximately $62,000, and bad debt charges of approximately $34,000, partially offset by expenses related to RemoteMore of approximately $53,000, for which there was no charges in the comparable period.

Net Loss from Continuing Operations

As the result of the factors discussed above, during the three months ended September 30, 2021, we incurred a net loss of approximately $88,000 from continuing operations, an improvement of approximately $824,000 or 90 percent, compared to a net loss of approximately $912,000 during the three months ended September 30, 2020.

Financial Results for the Nine Months Ended September 30, 2021

Revenues

Total revenues for the nine months ended September 30, 2021 increased approximately $1,389,000, or 43 percent to approximately $4,628,000 from approximately $3,239,000 during the same period in the prior year. The increase was predominately attributable to an approximate $1,626,000 increase in recruitment services revenues in the current period, partially offset by an approximate $295,000 decrease in membership fees and related services revenues, as compared to the same period in the prior year.

During the nine months ended September, 2021, our PDN Network generated approximately $3,845,000 in revenues compared to approximately $2,180,000 in revenues during the nine months ended September 30, 2020, an increase of approximately $1,665,000 or 76.4 percent. The increase in revenues was predominately driven by continued improvements in our e-commerce platform and new sales collaborations, higher new client acquisitions and a significant increase in diversity recruitment initiatives by our clients

During the nine months ended September 30, 2021, Other revenues were approximately $783,000, compared to revenues of approximately $1,059,000 during the same period in the prior year, a decrease of approximately $276,000 or 26.1 percent. The decrease in revenues was primarily due a continued decrease in legacy membership retention rates and the continued effects of COVID- for the NAPW network of approximately $295,000. Revenues for RemoteMore USA during the period were immaterial and there were no revenues in the comparable period. We believe that the membership services that we provide to our customers turned into a discretionary spending decision for our patrons during 2020 and continued throughout the first nine months of 2021. Many of the services that we provide, including all in-person events, were postponed as a result of the COVID-19 pandemic. Revenues for RemoteMore USA during the period were immaterial.

Costs and Expenses

Cost of revenues during the nine months ended September 30, 2021 was approximately $868,000, an increase of approximately $319,000, or 58 percent, from approximately $549,000 during the same period in the prior year, as a direct result of increased revenues of approximately $1,389,000, or 43 percent.

General and administrative expenses decreased by approximately $1,994,000, or 38 percent, to approximately $3,303,000 during the nine months ended September 30, 2021, as compared to the same period in the prior year. The decrease was primarily a result of a reduction in professional services charges of approximately $1,459,000, litigation settlement reserve of $450,000 recorded in the first quarter of 2020, partially offset by an increase in litigation settlement reserve of $75,000 in the second quarter of 2021, bad debt charges of approximately $82,000, stock-based compensation costs of approximately $73,000, bad debt charges of approximately $82,000, and payroll related costs of approximately $79,000, as compared to the same period in the prior year. Offsetting the decrease were expenses related to RemoteMore of approximately $53,000, for which there was no charges in the comparable period.

Net Loss from Continuing Operations

As the result of the factors discussed above, during the nine months ended September 30, 2021, we incurred a net loss of approximately $1,434,000 from continuing operations, an increase of approximately $2,682,000 or 65 percent, compared to a net loss of approximately $4,116,000 during the same period in the prior year.

Summary of the Quarter’s Financial Information

Amounts in following tables are in thousands except for per share amounts and outstanding shares.

Summary of Financial Position

	September 30, 2021	December 31, 2020
Current Assets:
Cash and cash equivalents	$4,093	$2,118
Other current assets	1,667	1,403
Total current assets	$5,760	$3,521
Long-term assets	4,040	5,152
Total Assets	$9,800	$8,673

Total current liabilities	$4,740	$4,677
Total long-term liabilities	709	650
Total liabilities	$5,449	$5,327

Total Professional Diversity Network, Inc. stockholders’ equity	3,859	3,346
Total stockholders’ equity – noncontrolling interests	492	-
Total liabilities and stockholders’ equity	$9,800	$8,673

Summary of Financial Operations

	Nine Months Ended September 30,		Change	Change
	2021	2020	(Dollars)	(Percent)
Revenues:
Membership fees and related services	$761	$1,056	$(295)	(27.9)%
Recruitment services	3,695	2,069	1,626	78.6%
Products sales and other	23	4	19	475.0%
Consumer advertising and marketing solutions	149	110	39	35.5%
Total revenues	$4,628	$3,239	$1,389	42.9%

Cost and expenses:
Cost of revenues	$868	$549	$319	58.1%
Sales and marketing	1,826	1,404	422	30.1%
General and administrative	3,303	5,297	(1,994)	(37.6)%
Depreciation and amortization	88	138	(50)	(36.2)%
Total pre-tax cost and expenses:	$6,085	$7,388	$(1,303)	(17.6)%

Loss from continuing operations, net of tax	$(1,434)	$(4,116)	$2,682	65.2%

Basic and diluted loss per share:
Continuing operations	$(0.11)	$(0.38)

Weighted average shares outstanding:
Basic and diluted	13,830,777	10,756,911

	Three Months Ended September 30,		Change	Change
	2021	2020	(Dollars)	(Percent)
Revenues:
Membership fees and related services	$240	$319	$(79)	(24.8)%
Recruitment services	1,368	930	438	47.1%
Products sales and other	20	-	20	100.0%
Consumer advertising and marketing solutions	55	56	(1)	(1.8)%
Total revenues	$1,683	$1,305	$378	29.0%

Cost and expenses:
Cost of revenues	$347	$206	$141	68.4%
Sales and marketing	526	420	106	25.2%
General and administrative	873	1,562	(689)	(44.1)%
Depreciation and amortization	29	38	(9)	(23.7)%
Total pre-tax cost and expenses:	$1,775	$2,226	$(451)	(20.3)%

Loss from continuing operations, net of tax	$(88)	$(912)	$824	(90.3)%

Basic and diluted loss per share:
Continuing operations	$(0.01)	$(0.07)

Weighted average shares outstanding:
Basic and diluted	15,115,167	12,488,268

Summary of Cash Flows from Continued Operations

	Nine Months Ended September 30,
	2021	2020
Cash (used in) provided by continued operations
Operating activities	$(1,160)	$(2,768)
Investing activities	(1,279)	(78)
Financing activities	4,445	4,928
Net increase in cash and cash equivalents from continued operations	$2,006	$2,082

Professional Diversity Network, Inc. and Subsidiaries

Non-GAAP (Adjusted) Financial Measures

We believe Adjusted EBITDA provides a meaningful representation of our operating performance that provides useful information to investors regarding our financial condition and results of operations. Adjusted EBITDA is commonly used by financial analysts and others to measure operating performance. Furthermore, management believes that this non-GAAP financial measure may provide investors with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. However, while we consider Adjusted EBITDA to be an important measure of operating performance, Adjusted EBITDA and other non-GAAP financial measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Further, Adjusted EBITDA, as we define it, may not be comparable to EBITDA, or similarly titled measures, as defined by other companies.

The following table provides a reconciliation of net loss from continuing operations to Adjusted EBITDA for the three and nine months ended September 30, 2021 and 2020, the most directly comparable GAAP measure reported in our consolidated financial statements:

	Three Months Ended September 30,
	2021	2020
	(in thousands)
Loss from Continuing Operations	$(88)	$(912)
Stock-based compensation	127	111
Litigation settlement reserve	-	766
Loss attributable to noncontrolling interest	19	-
Depreciation and amortization	30	38
Interest and other income	(2)	5
Income tax expense (benefit)	(2)	(14)
Adjusted EBITDA	$82	$(6)

	Nine Months Ended September 30,
	2021	2020
	(in thousands)
Loss from Continuing Operations	$(1,434)	$(4,116)
Stock-based compensation	436	509
Litigation settlement reserve	75	1,475
Loss attributable to noncontrolling interest	19	-
Depreciation and amortization	88	138
Interest and other income	(5)	(1)
Income tax benefit	(19)	(32)
Adjusted EBITDA	$(840)	$(2,027)

About Professional Diversity Network

Professional Diversity Network, Inc. (NASDAQ: IPDN) is a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse professionals. We operate subsidiaries in the United States including International Association of Women (IAW), which is one of the largest, most recognized networking organizations of professional women in the country, spanning more than 200 industries and professions. Through an online platform and our relationship recruitment affinity groups, we provide our employer clients a means to identify and acquire diverse talent and assist them with their efforts to comply with the Equal Employment Opportunity Office of Federal Contract Compliance Program. Our mission is to utilize the collective strength of our affiliate companies, members, partners and unique proprietary platform to be the standard in business diversity recruiting, networking and professional development for women, minorities, veterans, LGBTQ and disabled persons globally.

Forward-Looking Statements

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our most recently filed Annual Report on Form 10-K and in our subsequent filings with the Securities and Exchange Commission. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” and “would” or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. Our most recently filed Annual Report on Form 10-K, together with this press release and the financial information contained herein, are available on our website, www.prodivnet.com. Please click on “Investor Relations.”

Investor Inquiries:

investors@ipdnusa.com

+1 (312) 614-0950

Source: Professional Diversity Network, Inc.

Released August 16, 2021